Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jagged Peak Energy Inc.

We consent to the use of our report dated March 22, 2018, with respect to the consolidated and combined financial statements of Jagged Peak Energy Inc. and its subsidiaries as of December 31, 2017 and 2016 and the related consolidated and combined statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Denver, Colorado
January 31, 2019